Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-180268 on Form S-8 of our report dated February 20, 2013, relating to the financial statements of Vantiv, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Vantiv, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Cincinnati, OH
February 20, 2013